                                                                      EXHIBIT 16



                         [Morgan & Company letterhead]



August 10, 2007


Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.
20549 USA


Dear Sirs:


We have read Item 4.01 of the Form 8-K Current Report, dated August 10, 2007, of Palomine Mining Inc. and are in agreement with the statements contained in the first, second and third paragraphs of that Item. We have no basis to agree or disagree with any other statements of Palomine Mining Inc. contained therein.

Very truly yours,

/s/ Morgan & Company

Chartered Accountants